Exhibit 99.1

LANDRY’S RESTAURANTS, INC. (“LNY”/NYSE) REPORTS FOURTH QUARTER 2009 RESULTS

Houston, Texas (March 11, 2010)

HOUSTON, March 11 /PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (NYSE: LNY; the “Company”), announced its earnings for the fourth quarter and for the year ended December 31, 2009.

Revenues from continuing operations for the three months ended December 31, 2009, totaled $245.3 million, as compared to $253.7 million a year earlier, including $51.9 million and $56.4 million from the Golden Nugget, respectively. Net income (loss) from continuing operations for the quarter was ($32.3) million, compared to $4.8 million reported last year. Earnings (loss) per share for the quarter were ($2.20), compared to $0.28 diluted reported last year. Results for the fourth quarter of 2009 reflect an additional charge of $23.2 million after-tax related to accelerated amortization of the original issue discount and deferred loan costs resulting from the Company’s refinancing its 14.0% Senior Secured Notes in November 2009 recorded as interest expense, and additional interest expense of $8.1 million after-tax due to substantially higher interest rates associated with the new financing, while the comparable period in the prior year includes an impairment gain of $11.5 million after tax from insurance proceeds arising from Hurricane Ike. The three months ended December 31, 2009, also include a $1.6 million after-tax non-cash gain for the change in fair value of interest rate swaps compared to an $8.0 million after-tax non-cash expense for interest rate swaps in the prior comparable period. Excluding the items noted above, net of 2009 asset gains and impairments, the pre-tax loss from continuing operations for the quarter would have been $5.2 million as compared to pre-tax income of $1.4 million for the prior comparable period. Same store sales for the Company’s restaurants were negative 5.0% for the quarter, while gaming operations were negative 8.0%.

Adjusted EBITDA, as defined below, for the quarter was $34.6 million as compared to $39.2 million for the same period in the prior year. The restaurant and hospitality division contributed $24.1 million compared to $24.9 million in the prior year, while gaming operations contributed $10.5 million in the fourth quarter of 2009 versus $14.3 million in the fourth quarter of 2008.

Revenues from continuing operations for the year ended December 31, 2009, totaled $1,060.2 million, as compared to $1,143.9 million a year earlier, including $216.8 million and $253.3 million from the Golden Nugget, respectively. Net income (loss) from continuing operations for the year was ($7.3) million, compared to $13.7 million reported last year. Earnings (loss) per share from continuing operations for the year were ($0.99), compared to $0.82 diluted in the prior year. Included in earnings from continuing operations after-tax for the year ended December 31, 2009 is a gain on debt extinguishment of $12.6 million, gains on insurance proceeds of $3.2 million, a favorable lease termination of $4.9 million offset by the fourth quarter refinancing charges of $23.2 million, resulting in a net charge of $2.5 million compared to a $9.3 million non-cash after-tax charge related to interest rate swaps not designated as hedges in the prior year. Interest expense for 2009 increased by approximately $22.6 million after-tax, primarily due to the higher interest rates on the Company’s new borrowings and higher borrowings outstanding.

Excluding the non-recurring items described above, adjusted EBITDA, as defined below, for 2009 was $178.6 million as compared to $191.8 million for the same period in the prior year. The restaurant and hospitality division contributed $136.1 million compared to $129.8 million in the prior year, while gaming operations contributed $42.5 million in 2009 versus $62.0 million for 2008.

The loss from discontinued operations, net of taxes, for the quarter ended December 31, 2009 and 2008 was less than $0.1 million and less than $0.01 per share. The consolidated net loss for the quarter, including a $2.9 million charge to accrete a redeemable non-controlling interest in the Company’s T-Rex subsidiary, was ($35.6) million or ($2.20) per share, compared to net income of $4.6 million or $0.28 per share in 2008. The loss from discontinued operations, net of taxes was $0.2 million and $10.6 million for the year ended December 31, 2009 and 2008, respectively, and the consolidated net income (loss) for 2009, including a $7.7 million charge for the redeemable non-controlling interest, was ($16.2) million or ($1.00) per share compared to $2.9 million or $0.18 per share diluted in 2008.

On November 3, 2009, the Company entered into a definitive merger agreement with a company wholly-owned by the Company’s Chairman and Chief Executive Officer, Mr. Tilman J. Fertitta. Pursuant to the agreement, the Fertitta owned company has agreed to acquire all of the Company’s outstanding common stock not already owned by Mr. Fertitta for $14.75 per share in cash. The offer price represents a premium of approximately 37% over the closing share price of the Company’s common stock on November 2, 2009, the last trading day before the announcement of the transaction. The total value of the transaction is approximately $1.2 billion. On November 2, 2009, Mr. Fertitta beneficially owned approximately 55.1% of the Company’s outstanding shares of common stock.

The proposed merger transaction is subject to approval by Company stockholders, including approval by the holders of a majority of the Company’s common stock not owned by Mr. Fertitta. The transaction is also subject to regulatory approvals and other customary closing conditions.

In November 2009, the Company entered into a $235.6 million Amended and Restated Credit Agreement and issued $406.5 million in 11 5/8 Senior Secured Notes due 2015. The proceeds were used to repay all of the Company’s outstanding $295.5 million Senior Secured Notes due 2011, provide liquidity and pay expenses. As previously announced on February 17, 2010, the Golden Nugget entered into Amendment No 2 and Waiver to its First and Second Lien Credit Agreements whereby affiliates of the Golden Nugget will provide $50.0 million in additional funds to the Golden Nugget, $20.0 million of which will be used for operating liquidity and $30.0 million of which will be available to purchase and retire second lien debt at 40% of face value. At closing approximately $62.8 million of second lien indebtedness was acquired and retired. In addition, the financial covenants were amended to become less restrictive, cash distributions from the Golden Nugget became more restrictive, a consent fee of 0.5% will be paid on all outstanding first lien amounts annually and an additional 1% “PIK” interest will accrue on all outstanding first lien indebtedness, or be payable in cash at the discretion of Golden Nugget.

The new Company financing combined with the Golden Nugget existing debt agreements as amended will result in consolidated annual interest expense of approximately $109.0 million, with approximately $99.0 million in cash interest, and the remainder from PIK interest, amortization of financing costs and original issue discount.

Due to a number of factors affecting consumers, including rising unemployment, home foreclosures, a slowdown in global economies, contracting credit markets, and reduced consumer spending, the near term outlook for the restaurant, hospitality, entertainment and gaming industries remains uncertain. In response to the current economic conditions, the Company has taken measures to increase efficiencies and reduce its cost structure across its businesses. As a result of the higher interest costs, lower consumer spending and continued economic uncertainty, the Company expects to reduce its unit growth and conserve capital for debt repayment.

The Company’s continuing operations include restaurants primarily under the trade names Landry’s Seafood House, Chart House, Rainforest Cafe, Saltgrass Steak House and the Signature Group as well as other businesses including hotels, marinas, amusements, retail and the Golden Nugget Hotels and Casinos in Las Vegas and Laughlin, Nevada at December 31, 2009.

Adjusted EBITDA is not a generally accepted accounting principles (“GAAP”) measurement. The Company defines Adjusted EBITDA as earnings from continuing operations before interest income and expense, taxes, depreciation, amortization, asset impairment expenses, gains on debt extinguishment; non-cash gain or loss on interest rate swaps not deemed hedges, non-recurring items and non-cash stock based compensation expenses, and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the restaurant and gaming industry. Adjusted EBITDA is not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows. Adjusted EBITDA is simply shown above as it is a commonly used non-GAAP valuation statistic and is used by management to evaluate operating performance. In addition, this press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on Landry’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond Landry’s control. A statement containing a projection of revenue, income, earnings per share, same store sales, capital expenditures, or future economic performance, or whether the merger agreement will be consummated are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Mr. Fertitta’s acquisition company; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger and the impact of litigation related to the merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the effect of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions; weather; store management turnover; a weak economy; higher interest rates; and gas prices or negative same store sales. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Landry’s Annual Report on Form 10-K and in Landry’s other filings with the Securities and Exchange Commission (the “SEC”) available at the SEC’s Web site at http://www.sec.gov. Landry’s may not update or revise any forward-looking statements made in this press release.

Contact:	Tilman J. Fertitta	or	Rick H. Liem
	Chairman, President & C.E.O.		Executive Vice President & C.F.O.
	Landry’s Restaurants, Inc.		Landry’s Restaurants, Inc.
	713-850-1010		713-850-1010
	www.landrysrestaurants.com		www.landrysrestaurants.com

LANDRY’S RESTAURANTS, INC.

CONSOLIDATED INCOME STATEMENTS (000’s except per share amounts)

	FOR THE QUARTER ENDED December 31, 2009		FOR THE QUARTER ENDED December 31, 2008		FOR THE TWELVE MONTHS ENDED December 31, 2009		FOR THE TWELVE MONTHS ENDED December 31, 2008
REVENUES	$245,330	100.0%	$253,729	100.0%	$1,060,234	100.0%	$1,143,889	100.0%

COST OF REVENUES	51,368	20.9%	53,739	21.2%	218,555	20.6%	245,381	21.5%
LABOR	79,312	32.4%	81,521	32.1%	340,757	32.1%	366,395	32.0%
OTHER OPERATING EXPENSES	67,225	27.4%	63,997	25.2%	264,759	25.0%	288,090	25.2%

UNIT LEVEL PROFIT	47,425	19.3%	54,472	21.5%	236,163	22.3%	244,023	21.3%
GENERAL & ADMINISTRATIVE	13,054	5.3%	14,419	5.7%	49,279	4.7%	51,294	4.5%
PRE-OPENING COSTS	202	0.1%	874	0.3%	1,095	0.1%	2,266	0.2%
DEPRECIATION & AMORTIZATION	18,673	7.6%	17,171	6.8%	72,038	6.8%	70,292	6.1%
GAIN ON INSURANCE CLAIMS	(440)	-0.2%	—	0.0%	(4,851)	-0.5%	—	0.0%
LOSS (GAIN) ON DISPOSAL OF ASSETS	(735)	-0.3%	(59)	0.0%	(2,098)	-0.2%	(59)	0.0%
ASSET IMPAIRMENT EXPENSE	2,280	0.9%	(17,676)	-7.0%	2,888	0.3%	2,409	0.2%

TOTAL OPERATING INCOME	14,391	5.9%	39,743	15.7%	117,812	11.1%	117,821	10.3%

Interest expense, net	67,804		19,642		150,269		79,817
Other, net	(1,387)		13,253		(15,371)		17,035

OTHER EXPENSE (INCOME)	66,417		32,895		134,898		96,852

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES	(52,026)		6,848		(17,086)		20,969
TAX PROVISION (BENEFIT)	(19,749)		2,075		(9,789)		7,227

INCOME (LOSS) FROM CONTINUING OPERATIONS	(32,277)		4,773		(7,297)		13,742
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES	(51)		(33)		(206)		(10,569)

NET INCOME (LOSS)	(32,328)		4,740		(7,503)		3,173
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	330		170		1,010		265

NET INCOME (LOSS) ATTRIBUTABLE TO LANDRY’S	(32,658)		4,570		(8,513)		2,908
LESS: ACCRETION OF REDEEMABLE NONCONTROLLING INTEREST	2,906		—		7,717		—

NET INCOME (LOSS) AVAILABLE TO LANDRY’S STOCKHOLDERS	$(35,564)		$4,570		$(16,230)		$2,908

AMOUNTS AVAILABLE TO LANDRY’S STOCKHOLDERS:
EARNINGS (LOSS) PER SHARE - BASIC:
INCOME (LOSS) FROM CONTINUING OPERATIONS	$(2.20)		$0.29		$(0.99)		$0.84
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	—		(0.01)		(0.01)		(0.66)

NET INCOME (LOSS)	$(2.20)		$0.28		$(1.00)		$0.18

AVERAGE SHARES	16,170		16,140		16,150		16,140
EARNINGS (LOSS) PER SHARE - DILUTED:
INCOME (LOSS) FROM CONTINUING OPERATIONS	$(2.20)		$0.28		$(0.99)		$0.82
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	—		—		(0.01)		(0.64)

NET INCOME (LOSS)	$(2.20)		$0.28		$(1.00)		$0.18

AVERAGE SHARES	16,170		16,260		16,150		16,345

Adjusted EBITDA:
Net income (loss)	$(32,328)		$4,740		$(7,503)		$3,173
Add back:
Loss from discontinued operations	51		33		206		10,569
Tax provision (benefit)	(19,749)		2,075		(9,789)		7,227
Interest expense, net	67,804		19,642		150,269		79,817
Depreciation and amortization	18,673		17,171		72,038		70,292
Asset impairment expense	2,280		(17,676)		2,888		2,409
Swaps	(2,486)		12,240		(1,179)		14,294
Gain on debt buy back	—		—		(19,407)		—
Gain on insurance claims	(440)		—		(4,851)		—
Stock based compensation	819		1,003		3,487		4,066
Lease termination benefit	—		—		(7,500)		—
Adjusted EBITDA	$34,624		$39,228		$178,659		$191,847

Adjusted EBITDA includes asset impairment expense as we consider asset impairment expense to be additional depreciation expense. Adjusted EBITDA has certain limitations and is not a generally accepted accounting principles (“GAAP”) measurement and is presented solely as a supplemental disclosure because we believe that it is a widely used measure of operating performance. Adjusted EBITDA is also not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows. We compensate for these limitations by relying primarily on our GAAP results and using adjusted EBITDA only supplementally as a valuation statistic. Adjusted EBITDA as shown differs from that used in our credit agreements primarily due to non-guarantor subsidiaries and other specifically defined calculations.

LANDRY’S RESTAURANTS, INC.

CONDENSED UNAUDITED BALANCE SHEETS

($ in millions)

	December 31, 2009	December 31, 2008
Cash & equivalents	$71.6	$51.1
Restricted cash	73.1	—
Assets related to discontinued operations	3.0	3.0
Other current assets	85.3	81.2

Total current assets	233.0	135.3

Property & equipment, net	1,334.3	1,259.2
Other assets	132.8	120.8

Total assets	$1,700.1	$1,515.3

Current liabilities	$216.8	$216.3
Liabilities related to discontinued operations	2.9	5.1
Long-term debt	1,064.7	862.3
Other non-current	103.8	134.5

Total liabilities	1,388.2	1,218.2
Redeemable noncontrolling interest	10.3	1.6
Total equity	301.6	295.5

Total liabilities & equity	$1,700.1	$1,515.3